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                                                                     EXHIBIT 23
                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
FNB Corp.

   We consent to incorporation by reference in the registration statements (Nos. 33-72686 and 333-54702) on Form S-8 of FNB Corp. of our report dated March 7, 2002, with respect to the consolidated balance sheets of FNB Corp. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of FNB Corp.

                                                          KPMG LLP

March 27, 2002
Greenville, South Carolina